Exhibit 4.2

Form of Affiliate Letter Agreement

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730-1401

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Cytyc Corporation, a Delaware corporation (“Cytyc”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of May 20, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among Hologic, Inc., a Delaware corporation (“Hologic”), Cytyc and Nor’Easter Corp., a Delaware corporation and a wholly-owned subsidiary of Hologic (“MergerSub”), Cytyc will merge with and into MergerSub (referred to herein as the Merger), and in connection therewith each share of common stock, par value $.01 per share, of Cytyc will be converted into the right to receive 0.52 of a share of common stock, par value $.01 per share, of Hologic (the “Hologic Common Stock”) and $16.50 in cash.

Neither my entering into this agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an “affiliate” or a waiver of any rights I may have to object to any claim that I am an “affiliate” on or after the date of this letter; provided, that my right to object to any claim that I am an “affiliate” shall not affect my obligations under this letter. All terms used in this letter (the “Letter Agreement”) but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to Hologic that in the event I receive any Hologic Common Stock as a result of the Merger:

1.	I shall not make any offer, sale, transfer or other disposition of Hologic Common Stock in violation of the Act or the Rules and Regulations.

2.	I have carefully read this Letter Agreement and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to offer, sell, transfer or otherwise dispose of Hologic Common Stock to the extent I believed necessary with my counsel or counsel for Cytyc.

3.	I have been advised that the issuance of Hologic Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of Cytyc, I may have been deemed to have been an affiliate of Cytyc and the distribution by me of Hologic Common Stock has not been registered under the Act, I may not offer, sell, transfer or otherwise dispose of Hologic Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such offer, sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as such Rule may be amended from time to time), or (iii) in the opinion of counsel reasonably acceptable to Hologic, or as described in a letter from the staff of the Commission specifically issued with respect to a transaction to be engaged in by the undersigned, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Act.
4.	I understand that Hologic is under no obligation to register the offer, sale, transfer or other disposition of Hologic Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

5.	I also understand that stop transfer instructions will be given to Hologic’s transfer agent with respect to any Hologic Common Stock issued to me as a result of the Merger and that there will be placed on any such certificates for Hologic Common Stock issued to me, or any substitutions therefore, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

6.	I also understand that unless the transfer by me of the Hologic Common Stock issued to me as a result of the Merger has been registered under the Act or is a sale made in conformity with the provisions of Rule 145(d), Hologic reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed, at no cost to me, by delivery of substitute certificates without such legend, and/or the issuance of a letter to Hologic’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Act or any successor thereto) shall have elapsed from the effective time of the Merger and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Act or any successor thereto) shall have elapsed from the effective time of the Merger and the provisions of such Rule are then available to me; or (C) I shall have delivered to Hologic (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory Hologic, or other evidence reasonably satisfactory to Hologic, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145(d) under the Act or pursuant to an effective registration under the Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Very truly yours,

_________________________________________

Name:

Accepted this [            ] day of [            ], 2007

Hologic, Inc.

By: _______________________________________

Name:

Title: